Exhibit 10.3

EXECUTION COPY

July 8, 2015

John T. Wyatt

Re:	Employment Agreement

Dear Mr. Wyatt:

The purpose of this letter is to memorialize the terms and conditions upon which we have agreed that you will become employed by Knowledge Universe Education, LLC (the Company “we” or “us”). This offer is contingent upon the successful closing of the transactions contemplated by the Stock Purchase Agreement, dated July 8, 2015 (the “Purchase Agreement”), by and among KC Parent, LLC, KC Mergersub, Inc., KUEHG Corp., and KUE U.S. LLC, a Delaware limited liability company. The closing date of the Purchase Agreement shall be your start date with the Company. Please indicate your acceptance of the following terms by completing and returning these documents to me on or before July 8, 2015. Upon the closing of the transactions contemplated by the Purchase Agreement, this agreement shall amend and restate in its entirety that certain Employment Agreement between you and Knowledge Universe Education Holdings Group Inc., effective as of February 7, 2012 (the “Prior Agreement”).

1. Title; Responsibilities. Your title will be “Chief Executive Officer.” Your title and responsibilities will apply to the Company and each of its subsidiaries. You will report to, and only to, the Board of Directors of the Company (the “Board”). You will be a member of the Board. You will have all of the authority, duties and responsibilities commensurate with your position and perform such additional duties and responsibilities commensurate with your position as may be reasonably requested by the Board from time to time.

2. Place of Employment. Your place of employment will be at the Company’s office in Portland, Oregon.

3. Exclusive Employment. You agree to devote your full business time to your responsibilities under this agreement. Without limiting the generality of the foregoing, you agree not to render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that you

Tom Wyatt

may perform the following services so long as doing so does not materially interfere with your ability to comply with this agreement and does not conflict with the operations, policies or interests of the Group (as defined below): (a) continue to serve as a member of the Board of Directors of Jack in the Box, (b) serve as a member of the board of other for profit or non-profit entities or engage in other non-profit activities, in each case subject to obtaining the prior approval of the Board (which such approval shall not be unreasonably withheld), (c) be involved in charitable and professional activities, and (d) manage your and your family’s passive investments. As used herein, the “Group” means the Company and all of its subsidiaries.

4. Base Compensation. You will receive, as a fixed base annual salary (“Compensation”) for your full time employment and all other obligations of you hereunder, compensation at the rate of Eight Hundred Thousand Dollars ($800,000) per year, subject to increase (but not decrease) in the sole discretion of the Board. Your Compensation will be payable not less frequently than semi-monthly in accordance with the Company’s standard payroll practices as in effect from time to time.

5. Bonus.

(a) Your bonus for the 2015 fiscal year shall be determined as stated in the Prior Agreement.

(b) Beginning with the 2016 fiscal year, you will be eligible to receive an annual bonus of up to Eight Hundred Thousand Dollars ($800,000). You must remain employed for the full fiscal year in order to be eligible to receive a bonus for that year, except as otherwise expressly provided in Section 10(b), (c) or (d). Your annual bonus will be based on achievement of individual and Company performance goals to be determined based on detailed discussions between you and the Company. All such performance goals shall be subject to the approval of the Board in its good faith discretion. Such performance goals will provide that eighty percent of your annual bonus will be based upon achievement of quantitative financial metrics (the “Financial Achievement Bonus”) and the remaining twenty percent will be based on subjective qualitative factors. Each annual bonus shall be paid in the fiscal year following the year to which the bonus relates.

6. Expense Reimbursement.

(a) We will reimburse you for all reasonable and necessary out-of-pocket business expenses incurred by you in the performance of your responsibilities hereunder, subject to business expense reimbursement policies in effect from time to time, including submission of a written accounting of such expenses, which accounting shall include an itemized list of the expenses incurred, the business purposes for which such expenses were incurred, and appropriate receipts and supporting documentation.

Tom Wyatt

(b) We also will pay your reasonable documented attorneys’ fees, up to a maximum of $10,000, incurred by you in connection with the negotiation and entering into of this agreement and related agreements being entered into between you and the Company and/or its affiliates concurrently herewith.

7. Vacation/Sick Leave. You will be entitled to paid vacation in accordance with the Company’s vacation policy in effect from time to time, but in no event less than four (4) weeks per year. Your vacation will be planned consistent with your duties and obligations hereunder. You will be entitled to paid sick leave in accordance with the Company’s sick leave policy in effect from time to time.

8. Other Benefits. You will be entitled to participate in all group employment benefits that are offered by the Company to the Company’s management employees from time to time (e.g., 401(k) plan, life insurance, medical insurance, dental insurance, vision, etc.), subject to the terms and conditions of such benefit plans including any eligibility requirements.

9. Deductions. You authorize the deduction and withholding from all compensation to be paid to you any and all sums required to be deducted or withheld (including, but not limited to, income tax withholding and payroll taxes) pursuant to the provisions of all applicable laws, regulations, rulings or ordinances of the United States and any other applicable jurisdiction.

10. At Will Employment. Your employment will be on an “at will” basis and may be terminated by either party at any time, provided that thirty (30) days prior written notice to the other party (or at the Company’s option an accelerated termination date with salary continuation in lieu of the remaining notice period) must be provided where the termination is without Cause, or the resignation is without Good Reason. Any termination that is not for Cause, and not due to death or Disability shall be deemed to be without Cause. Upon termination of employment, you shall not be entitled to receive any compensation, payments or benefits of any nature whatsoever, except for your rights to indemnification, your rights under Section 34 hereof, and the following:

(a) Any Compensation earned and unpaid as of the date of termination together with any accrued, unused vacation, unreimbursed amounts in accordance with Section 6, and any other amounts due to you as of the date of termination under any benefit plan or program in accordance with its terms;

(b) If at any time during the first four years of your employment, your employment is terminated without Cause, or you resign for “Good Reason” (as those terms are defined below), you will be entitled to a lump sum severance payment of $800,000 plus a pro rata portion of the Financial Achievement Bonus for the year in which such termination or resignation occurs, provided that the quantitative financial metrics applicable to such Financial Achievement Bonus are being achieved as of the date of such termination or resignation and further have been achieved at the end of the applicable year (such pro rata portion shall be based on the number of days you were employed during such year).

Tom Wyatt

Your right to receive payment of amounts under Section 10(b) above shall be conditioned upon your signing and returning to the Company within thirty (30) days after the date of termination of your employment (and not revoking during any applicable revocation period) a separation and general release, substantially in the form attached hereto as Exhibit A (the “Release”). Any severance payment you are entitled to receive will be made forty five (45) days after the date of termination of your employment, provided you have signed and not revoked the Release, provided, however, that if such 45-day period begins in one calendar year and ends in a second calendar year, such severance shall be paid in the second calendar year.

As used herein, a termination shall be for “Cause” if you: (i) commit an act of fraud, embezzlement or misappropriation involving any entity in the Group (for avoidance of doubt, this clause shall not apply to any good faith expense account dispute), (ii) commit any crime involving moral turpitude or dishonesty, (iii) commit an act, or fail to commit an act, involving any entity in the Group which amounts to, or with the passage of time would amount to, willful misconduct, gross negligence or a material breach of this Agreement and you fail to cure/remedy same within thirty (30) days after written thereof, (iv) willfully fail or habitually neglect to perform your employment responsibilities and you fail to cure/remedy same within thirty (30) days after written thereof, or (v) willfully engage in any illegal conduct which may adversely affect the reputation of any entity in the Group and/or its relationship with its employees, customers or suppliers (for avoidance of doubt, this clause shall not apply to action taken that has been approved by the Board or Company legal counsel).

As used herein, a resignation shall be for “Good Reason” if you resign within ninety (90) days following the initial existence of one of the following conditions without your consent: (a) a material diminution in your authority, duties, or responsibilities, (b) a material diminution in your base compensation,(c) we change your reporting responsibilities so you no longer report to, and only to, the Board, (d) we relocate your place of employment from KUE LLC’s current address in Portland by more than 50 miles, other than the San Francisco or Los Angeles area of California, or (e) the Company materially breaches this Agreement; provided, however, that you notify the Company in writing of the existence of such condition within a period not to exceed forty five (45) days of the initial existence of such condition and the Company fails to remedy/cure such condition within thirty (30) days after receipt of such written notice. As used herein, “Disability” means a physical or mental disability that in the good faith judgment of the Board would prevent you from performing your duties and responsibilities, even with reasonable accommodation, hereunder for at least one hundred and twenty (120) consecutive days or for at least one hundred and eighty (180) days in the aggregate during any period of three hundred and sixty-five (365) days.

Tom Wyatt

11. Confidential Information. You acknowledge that your services to be rendered hereunder will place you in a position of confidence and trust with the Group and will allow you access to Confidential Information (as defined below). You agree that at all times during and after the term of your employment hereunder, you will maintain the Confidential Information in strictest confidence and will not, unless necessary or desirable in your good faith judgment to do so during your employment in the ordinary course of the Group’s operations, disclose to any person, or use for your own personal use or financial gain, whether individually or on behalf of another person, any Confidential Information. Without limiting the generality of the foregoing, you acknowledge that the Group may have agreements and/or relationships with other persons that may impose obligations or restrictions regarding the confidential nature of work or information relating to such persons, and you agree to be bound by all such obligations and restrictions known by you. As used herein, “Confidential Information” means information and compilations of information relating to the Group and its businesses including, but not limited to, information regarding any trade secrets, proprietary knowledge, business plans, operating procedures, finances, financial condition, ownership, organization, employees, customers, clients, suppliers, distributors, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, products, services, price and price lists, operating and training materials, data bases and analyses and all other documents relating thereto or strategies of the Group; provided, however, that Confidential Information shall not include information that is or becomes generally known to the public through no act or omission by you. Notwithstanding the foregoing, you may disclose any portion of Confidential Information that you are required to disclose by law or legal process provided that you reasonably cooperate with the Company at the Company’s expense to attempt to preserve the confidentiality of the Confidential Information being so disclosed.

12. Intellectual Property Rights. You agree to assign and transfer to the Company (or the relevant entity within the Group), and do hereby assign and transfer to the Company (or the relevant entity within the Group), all right, title and interest in and to all Company IP (as defined below). All Company IP is and shall be the sole property of the Company (or the relevant entity within the Group). You agree to disclose all Company IP promptly in writing to the Company (or the relevant entity within the Group). Upon the request of the Company (or the relevant entity within the Group), you agree to promptly execute a written assignment of title to the Company (or the relevant entity within the Group) for all Company IP, and you will preserve all such Company IP as Confidential Information. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any entity within the Group, as applicable) rights to any Company IP. As used herein, “Company IP” means all inventions and intellectual property rights

Tom Wyatt

(including, but not limited to, designs, discoveries, inventions, improvements, ideas, devices, techniques, processes, writings, trade secrets, trademarks, patents, copyrights and all other intellectual property rights including, without limitation, notes, records, reports, software, plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws) that you solely or jointly with others conceive, make, acquire, suggest or participate in at any time during your employment under this Agreement and that relate to the actual or demonstrably anticipated business, products, processes, work, operations, research and development or other activities of the Company (or any entity within the Group).

13. Non-Interference; Non-Disparagement.

(a) During the Restricted Period (as defined below), you agree to not directly or indirectly, individually, or together with, or through any other person, other than in the good faith performance of your duties to the Company while you remain employed hereunder: (i) in any manner discourage any person which is or has been a customer or supplier of any entity within the Group from continuing its relationship with such entity, (ii) solicit, counsel, or attempt to induce any person who is then in the employ of or an exclusive independent contractor of any entity within the Group, to leave their employment or engagement, or employ, engage or attempt to employ or engage any such person, provided that after you are no longer employed hereunder the restrictions in this clause shall not apply to general advertising not targeted at employees or exclusive independent contractors of any entity within the Group or your serving as a reference on request from an unrelated entity, or (iii) aid or counsel any other person to do any of the above. As used herein, the “Restricted Period” means the period beginning on the date of this agreement and ending one (1) year after you are no longer receiving any payment (including severance) from any entity within the Group.

(b) You agree you will not, at any time while you are employed hereunder (other than in the good faith performance of your duties to the Group) and for a period of three (3) years thereafter, disparage, criticize or defame any entity in the Group or any of the members of their governing boards, their officers or employees. The Company shall direct, for itself, and for each entity in the Group, each of the members of their governing boards, their officers and employees whom it informs of the terms of this agreement, that none of them will, at any time while you are employed hereunder and for a period of three (3) years thereafter, disparage, criticize or defame you. For clarification, the foregoing provision of this Section 13(b) is not intended to prohibit you from giving legal or governmental testimony or from making good faith rebuttal statements or after the expiration of the Restricted Period from making customary competitive type statements in the ordinary course of business.

Tom Wyatt

14. Exclusivity. You agree to be exclusive to Company with respect to the principal activities and business of the entities within the Group, and during the Restricted Period you agree to not directly or indirectly on your own behalf or on behalf of any other person: (a) engage in; (b) own or control any interest in (except (x) as a passive investor of less than 5% of the publicly traded stock of a publicly held company, or (y) as a passive investor in aggregated funds (e.g., private equity vehicles) so long as you do not have any decision making authority or other active involvement); (c) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity with; (d) lend credit or money for the purpose of establishing or operating; or (e) allow your name or reputation to be used by or in, any Competing Business (as defined below), anywhere in the world. “Competing Business” shall mean any business, venture, activity or organization (including any non-profit organization) whose principal business is similar to or competitive with the business of any entity within the Group over the course of the Restricted Period.

15. Return of Records, Equipment and Confidential Information. Upon the earlier of the termination of your employment hereunder or a request by the Company, you agree to promptly return to the Company: (i) all Confidential Information and all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever (including, but not limited to, written, audio, video or electronic) containing any information pertaining to the Company (or any entity within the Group) which includes Confidential Information, including any and all copies of such documentation then in your possession or control regardless of whether such documentation was prepared or compiled by you, the Company, other employees of the Company (or any entity within the Group), representatives, agents, or independent contractors, and (ii) return all equipment or tangible personal property entrusted to you by the Company (or any entity within the Group). You will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by you or otherwise. Without limiting the generality of the foregoing, you agree to permanently delete all Confidential Information from all computers, discs, CD-ROMS, tapes, and other media owned or used by or accessible to you, other than from any of the foregoing owned, used or controlled by the Company (or any entity within the Group). You acknowledge that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and at all times shall remain the sole and exclusive property of the Company (or the relevant entity within the Group). Notwithstanding the foregoing, you may retain a copy of your address book so long as it only contains contact information.

16. Cooperation.

(a) In the event the Company and/or any of its affiliates desire to purchase key man life insurance on you, you agree to cooperate in good faith and timely take all reasonable actions necessary or desirable to obtain and maintain such insurance including, without limitation, submitting to medical exams, providing health information and completing all applications and other required paperwork.

Tom Wyatt

(b) You agree that following your termination of employment with the Company, you will reasonably cooperate with and assist the Company at the Company’s expense in any dispute, controversy or litigation in which the Company (or any entity within the Group) may be involved and with respect to which you obtained knowledge while employed by the Company or any of its affiliates, successors or assigns, including, but not limited to, your participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall reasonably request. The Company will use commercially reasonable efforts to cooperate with you on the timing and location of your cooperation to the extent practical and use its good faith efforts to limit any travel or interference with your other commitments. Notwithstanding the foregoing, your foregoing cooperation obligations shall not apply to any dispute, controversy or litigation between you and the Company (or any entity within the Group) as adverse parties.

17. Indemnification; D&O Liability Insurance. We agree to indemnify and hold you harmless (including the advancement of legal fees) to the fullest extent permitted by Section 145 of the Delaware General Corporation Law from and against and any all claims, suits, judgments, costs and expenses arising out of or in connection with you serving as an officer, director or fiduciary of any entity in the Group or any benefit plan of any such entity or of any other entity or benefit plan at the request of any entity in the Group. In addition, during and after your service with the Group while potential liability remains you will be covered by directors and officers liability insurance coverage in an amount at least equal to that provided to any other active or former director or officer. This provision shall survive any termination of this agreement or your service with the Group.

18. Representations. You represent and warrant that:

(a) You are free to enter into and perform each of the terms and conditions of this agreement. You are not subject to any agreement, judgment, order or restriction that would be violated by your being employed by the Company or that in any way restricts the services that may be rendered by you for the Group. Your execution of this agreement and performance of your obligations under this agreement does not and will not violate or breach any other agreement between you and any other person or entity. For clarification, your compliance with any existing confidentiality or non-solicitation agreement with your prior employers shall not be deemed a breach of this Section 18(a).

Tom Wyatt

(b) You have carefully considered the nature and extent of the restrictions and covenants in this agreement (including those in Sections 13 and 14) and you agree that they will not prevent you from earning a livelihood after employment with the Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, trade secrets, goodwill, established employee, customer, supplier, contractor and vendor relationships, and other legitimate business interests of the Group in view of the following facts: (i) you will hold a position of confidence and trust with the Company as a result of your employment with the Company, access to competitively sensitive confidential business and financial information and trade secrets, and relationships with the customers, suppliers and other employees of the Company, (ii) it would be impossible for you to be employed or engaged in a business similar to the Group’s business without inevitably using the Group’s proprietary information and trade secrets, and (iii) you have broad skills that will permit gainful employment in many areas and businesses outside the scope of Group’s business.

(c) You acknowledge that but for the above representations and warranties made by you, the Company would not employ you or enter into this agreement.

19. Notices. All notices, requests, demands or other communications hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 19):

If to you:                    At your address as it appears

in the records of the Company.

If to the Company:    Knowledge Universe Education, LLC

650 NE Holladay Street

Suite 1400

Portland, OR 97232

with a copy (not itself constituting notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: John LeClaire and Jane Greyf

Fax No.: (212) 355-3333

20. Other Terms and Conditions. Certain other terms and conditions of your employment are contained in the Company’s Employee Handbook and Code of Ethics and Business Conduct which are incorporated herein by reference, except that the terms and conditions in this agreement shall supersede any provisions of the Company Employee Handbook that conflict with the terms and conditions in this agreement.

Tom Wyatt

21. Entire Agreement. This agreement embodies the entire representations, warranties, covenants and agreements in relation to the subject matter hereof. No other representations, warranties, covenants, understandings, or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.

22. Amendment. This agreement may not be amended, and the compensation and employee benefits made available to you pursuant to this agreement may not be changed, except by an instrument in writing signed by both parties hereto

23. Applicable Law; Arbitration. This agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of Oregon excluding conflict of law principles. All disputes or claims arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved in Portland, Oregon by arbitration in accordance with the then current JAMS Employment Arbitration Rules, in all instances before one arbitrator. The arbitration award shall be final and binding on the parties and judgment on the award may be entered in any court having jurisdiction. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in a judicial proceeding. Each party shall use reasonable efforts to expedite the arbitration process, and each party shall have the right to be represented by counsel. To the extent practicable, the parties shall keep confidential (x) the existence of the arbitration proceedings, (y) documents prepared for the proceedings, and (z) any other documents made available during the proceedings, except as required by applicable law, regulation or legal process or as required for recognition and enforcement of the arbitral decision and award. The foregoing arbitration provisions shall not restrict the right of the Group to seek and obtain court ordered remedies as provided in Section 27 below. To the extent either party initiates an employment claim, then the Company shall pay for the costs of arbitration, including any administrative or hearing fees charged by the arbitrator or JAMS, except that I shall pay any filing fees associated with any employment claim arbitration that I initiate, but only so much of the filing fees as I would have instead paid had I filed a complaint in a court of law. To the extent that either party initiates a non-employment claim, then each party shall bear an equal (pro-rata) share of any arbitration costs, including any administrative or hearing fees charged by the arbitrator or JAMS. The parties agree that, to the extent permitted by law, they are waiving their right to a have a jury decide any claim subject to this Section. I agree that I will not assert a class action or collective action claim against the Company in arbitration or otherwise, nor will I serve or join as a member of a class action or representative action.

24. Attorneys’ Fees. In any dispute arising out of or relating to this agreement each party shall pay its own costs (except as otherwise provided in Section 23) and attorneys’ fees.

Tom Wyatt

25. Provisions Severable. Every provision of this agreement is intended to be severable from every other provision of this agreement. If any provision of this agreement is held to be void or unenforceable, in whole or in part, or unreasonable or excessive in scope or duration with the result that such provision (or portion thereof) as drafted is void or unenforceable, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be legally enforceable. If any provision of this agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.

26. Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this agreement will preclude any other or further exercise of that or any other right, power, or privilege.

27. Remedies. You acknowledge that (i) it would be difficult to calculate damages to the Group from any breach of your obligations under this agreement, (ii) that injury to the Group from any such breach would be irreparable and impracticable to measure, and (iii) that the remedy at law for any breach or threatened breach of this agreement would therefore be an inadequate remedy and, accordingly, the Group shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights and remedies under this agreement or at law or in equity), be entitled to specific performance, injunctive and other similar equitable remedies without posting bond or proving actual damages.

28. Interpretation of Agreement. Each of the parties has had the opportunity to be represented by legal counsel in the negotiation and preparation of this agreement. The parties agree that this agreement is to be construed as jointly drafted. Accordingly, this agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this agreement.

29. Survival of Provisions. All provisions of this agreement which by their terms are intended to survive any termination of your employment shall survive in accordance with their respective terms.

Tom Wyatt

30. Assignment. This agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. This agreement is personal to you and the availability of you to perform services and the covenants provided by you hereunder have been a material consideration for the Company to enter into this agreement. Accordingly, you may not assign any of your rights or delegate any of your duties under this agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion. Except as otherwise expressly provided in this agreement, the Company may not assign any of its rights or delegate any of its duties under this agreement, either voluntarily or by operation of law, without your prior written consent, except (a) to the Company or an affiliate thereof provided such assignee agrees in writing to assume the Company’s obligations hereunder and the Company also remains responsible for such obligations on a joint and several basis, or (ii) to a successor to all or substantially all of the assets of the Company provided such successor agrees in writing to assume the Company’s obligations hereunder.

31. Gender and Number. Concerning the words used in this agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word “person” shall include any natural person, partnership, corporation, limited liability company, association, trust, estate or other legal entity.

32. Headings. The headings of the Sections of this agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this agreement.

33. Counterparts. This agreement and any amendment or supplement to this agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or e-mail of a copy of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this agreement by such party.

34. 280G Provisions.

(a) At any time when the Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, to the extent that you would otherwise be eligible to receive a payment or benefit pursuant to the terms of this agreement or otherwise in connection with, or arising out of, your employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company and approved by you (which approval shall not be unreasonably withheld) (the “Accountants”) determines

Tom Wyatt

would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, at your election, (i) if you execute a waiver of the portion of such excess parachute payments such that all non-waived payments would not be subject to the Excise Tax, the Company shall agree to seek approval of its stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 such that if such stockholder approval is obtained the waived payments shall be restored or (ii) the Company will pay you a lump sum cash amount equal to 15% of the amount of any excess parachute payments (the “Partial Gross-Up Payment”); provided, however, for the avoidance of doubt, that the Company shall not pay to you any additional payment or payments for any federal, state or local income taxes on the Parachute Payment or the Partial Gross-Up Payment, including any Excise Tax imposed on the Partial Gross-Up Payment.

(b) Whether any of the Parachute Payments constitute excess parachute payments subject to the Excise Tax (and the amount of such Excise Tax) shall be determined by the Accountants in accordance with the principles of Sections 280G and 4999 of the Code and Treasury Regulations thereunder, provided, however, that any Parachute Payment payable by or at the direction of the acquiring party shall be ignored for purposes of such determination.

(c) All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and you at such time as it is requested by the Company or you. The determination of the Accountants shall be final and binding upon the Company and you, subject to any determinations by the Internal Revenue Service.

(d) The Company shall be responsible for all charges of the Accountants related to the foregoing analysis.

(e) Notwithstanding the foregoing, any payment or reimbursement made pursuant to this section shall be paid to you promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by you or where no taxes are required to be remitted, the end of the calendar year following the calendar year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

Tom Wyatt

The provisions of this section shall survive the termination of the your employment with the Company for any reason and any amount payable under this section shall be subject to the provisions of Section 36(e) below.

35. Section 409A.

(a) The intent of the parties is that payments and benefits under this agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this agreement shall be limited, construed and interpreted in accordance with such intent. If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, and modifying such provision would avoid such additional tax or interest, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A. Notwithstanding any provision to the contrary in this agreement, if you are deemed on the date of his termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A that is payable due to your Separation from Service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B) (and the Treasury Regulations thereunder), such payment or benefit shall not be made or provided to you (subject to the last sentence of this Section 409A provision) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service, and (ii) the date of your death (the “Delay Period”). For avoidance of doubt, the severance payment provided for in Section 10 hereof (the “Severance Payment”) shall not be treated as non-qualified deferred compensation that is required to be delayed in compliance with Code Section 409A(a)(2)(B) to the extent that it meets the exemption set forth in Department of Treasury Regulation Section 1.409A- l(b)(9)(iii) (for separation pay due to involuntary separation from service) and only that portion, if any, of the Severance Payment that exceeds the exempt amount shall be subject to the delay, if any, required pursuant to the preceding sentence. On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, all payments delayed

Tom Wyatt

pursuant to this Section 409A provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due to you under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the provision of any welfare benefits provided to you following your Separation from Service will be treated as non-qualified deferred compensation that is required to be delayed (after taking into account the exemption in Department of Treasury Regulation Section l.409A-l(b)(9)(v)) but would not be required to be delayed if the premiums therefor were paid by you, you shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion.

(c) In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

(d) To the extent any reimbursement of costs and expenses provided for under this agreement constitutes taxable income to you for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(e) To the extent that this agreement provides for reimbursement of your expenses or provision of in-kind benefits to you, any such reimbursement and benefits shall be paid or provided to you only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-3(i)(l)(iv) and (v).

(f) If under this agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(g) Whenever a payment under the agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) To the extent that this agreement provides for your indemnification by the Company, and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to you only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-l(b)(10) or that are provided in accordance with Code Section 409A.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter.

Very truly yours,

Knowledge Universe Education, LLC

By:	/s/ Elizabeth Large
Name:	Elizabeth Large
Its: Executive Vice President

Agreed:

/s/ John T. Wyatt
John T. Wyatt

(Signature Page to Employment Letter)

Exhibit A

Release

(See attached.)

EXECUTION COPY

EXHIBIT A TO EMPLOYMENT AGREEMENT

NOTE TO DRAFT: THE FOREGOING IS SUBJECT TO REVISION TO REFLECT EXECUTIVE’S EQUITY OWNERSHIP OF THE COMPANY, THE POSITIONS EXECUTIVE COMES TO HOLD WITH THE COMPANY, THE ISSUES ADDRESSED IN THE INSERTS OF THIS AGREEMENT, ANY RELEVANT CHANGES IN APPLICABLE LAW, AND ANY OTHER MATTERS THAT THE COMPANY SHOULD REASONABLY REQUEST IN CONNECTION WITH ANY SEPARATION.

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between _____________________ (“Executive”) and Knowledge Universe Education, LLC (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive and the Company entered into an Employment Agreement dated July 8, 2015 (the “Employment Agreement”);

WHEREAS, Executive’s employment with and for the Company, including his position as [Position] shall terminate effective _____________________ (the “Termination Date”);

WHEREAS, Executive’s termination was, as applicable, a resignation for Good Reason or a termination without Cause (each as defined in the Employment Agreement) and this Agreement is being entered into pursuant to the terms of the Employment Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Recitals. The Recitals set forth above are expressly incorporated into this Agreement.

2. Consideration. In exchange for Executive signing, not revoking, and complying with the terms of this Agreement, as well as other good and valuable consideration, the Company, consistent with the terms of the Employment Agreement, agrees to provide Executive with the following separation benefits:

(a) Severance Payment. The Company agrees to pay Executive severance in twelve (12) equal installments, less applicable withholdings. The severance shall commence within 60 days after the Termination Date, provided this agreement has become effective. If such 60-day period begins in one calendar year and ends in a second calendar year, such severance shall commence in the second calendar year.

(b) Financial Achievement Bonus. The Company agrees to pay a pro rata portion of the Financial Achievement Bonus (as defined in the Employment Agreement) for the year in which Executive’s termination or resignation occurs, provided that the quantitative financial metrics applicable to such Financial Achievement Bonus were achieved as of the Termination Date and further have been achieved at the end of the applicable year (such pro rata portion shall be based on the number of days you were employed during such year).

3. Equity. [Insert description of vested equity, as applicable]

4. Benefits. Executive agrees that Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date. Executive’s health and dental insurance benefits, if any, shall cease on the last day of [Month/Year of Termination], subject to Executive’s right to continue Executive’s coverage under COBRA.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive specifically represents that Executive is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.

6. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; and any other similar, applicable statutes, regulations or laws;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Executive signs this Agreement. The parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

8. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

10. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide his continuing obligations under the Employment Agreement, including without limitation, the provisions under Sections 12-20 of the Employment Agreement regarding nondisclosure of the Company’s confidential and proprietary information, return of Company property, restrictive covenant obligations, and non-disparagement obligations. Executive acknowledges that during the course of Executive’s employment with the Company Executive has accessed a number of highly confidential materials and Executive specifically represents that Executive shall refrain from using any such confidential information in the future. Executive’s affirms that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

11. No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

12. Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

13. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, or of any provision of the Employment Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

14. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION AS PROVIDED IN SECTION 26 OF THE EMPLOYMENT AGREEMENT.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Employment Agreement (as such may have been modified herein).

23. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized representative of the Company.

24. Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Oregon.

25. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days. In the event that Executive signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Executive. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and (b) Executive is fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[Name], an individual

Dated: ______________, 20___
[Name]

KNOWLEDGE UNIVERSE EDUCATION, LLC

Dated: ______________, 20___	By
Name:
Its: